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                              CERPROBE CORPORATION
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                   Exhibit 11



                                                                  YEARS ENDED
                                                                  DECEMBER 31,
                                                  ------------------------------------------
                                                     1998            1997           1996
                                                  -----------     -----------    -----------
Net income (loss)                                 $  (495,908)    $ 1,895,968    $(1,360,790)
                                                  ===========     ===========    ===========

Weighted average number of
common shares outstanding                           7,963,747       6,690,265      4,579,598

Common equivalent shares representing shares
issuable upon exercise of stock options               287,626         292,103        194,883

Convertible preferred stock                                --              --        553,858

Subtraction of common equivalent shares due to
antidilutive nature                                        --              --       (748,741)
                                                  -----------     -----------    -----------

Dilutive adjusted weighted average shares
and assumed conversions                             8,251,373       6,982,368      4,579,598
                                                  ===========     ===========    ===========


Basic net income (loss) per share                 $     (0.06)    $      0.28    $     (0.30)
                                                  ===========     ===========    ===========


Diluted net income (loss) per share               $     (0.06)    $      0.27    $     (0.30)
                                                  ===========     ===========    ===========